Exhibit 99.1

Corporate Communications 817-967-1577 mediarelations@aa.com

FOR RELEASE: Wednesday, November 11, 2015

AMERICAN AIRLINES NAMES SUSAN D. KRONICK AND

MARTIN H. NESBITT TO ITS BOARD OF DIRECTORS

FORT WORTH, Texas—American Airlines Group Inc. (NASDAQ: AAL) today appointed Susan D. Kronick, 64, and Martin H. Nesbitt, 52, to its Board of Directors, effective immediately. With today’s announcement, American has 13 members on its board of directors.

Chairman and CEO Doug Parker said, “We are very pleased to welcome Sue and Marty to American Airlines. These seasoned executives bring unique perspectives shaped by their extensive leadership experiences and strong community ties in two of our hubs, Miami and Chicago. We look forward to their contributions.”

Ms. Kronick currently serves as an Operating Partner at Marvin Traub Associates, a New York based retail business development firm. Previously, she spent 37 years with Macy’s, Inc. (formerly known as Federated Department Stores). She has held numerous leadership roles at the company, including Vice Chairman of Macy’s, Inc., Group President of Federated Department Stores, Chairman and CEO of Burdines, and President and COO of Rich’s/Lazarus/Goldsmiths.

Ms. Kronick has been a member of the Board of Directors at Hyatt Hotels Corporation since 2009 and previously served as a Director at Pepsi Bottling Group, Inc. for ten years. In addition, she currently serves on the Boards of two prominent Miami-based nonprofit organizations, as a Trustee of the Knight Foundation and as Chairman of the Board of Miami City Ballet.

Mr. Nesbitt currently serves as Co-CEO of The Vistria Group, LLC, a Chicago-based investment company focused on the education, healthcare and financial services industries. Prior to co-founding Vistria, Mr. Nesbitt conceptualized, co-founded and served as CEO of The Parking Spot, an owner and operator of off-airport parking facilities. Prior to launching the Parking Spot, Mr. Nesbitt was an officer of the Pritzker Realty Group, L.P. and an Investment Manager at LaSalle Partners.

Mr. Nesbitt currently serves on the Board of Directors of Jones Lang LaSalle Incorporated and Norfolk Southern Corporation. He is a Trustee of Chicago’s Museum of Contemporary Art and serves as Chairman of the Barack Obama Foundation. He is former Chairman of the Board of the Chicago Housing Authority and a former board member of the Chicago 2016 Olympic Committee.

About American Airlines Group

American Airlines Group (NASDAQ: AAL) is the holding company for American Airlines. Together with regional partners operating as American Eagle, American offers an average of

Corporate Communications 817-967-1577 mediarelations@aa.com

nearly 6,700 flights per day to nearly 350 destinations in more than 50 countries. American is a founding member of the oneworld alliance, whose members and members-elect serve nearly 1,000 destinations with 14,250 daily flights to 150 countries. This year American Airlines Group Inc. topped Fortune Magazine’s list of best business turnarounds and its stock joined the S&P 500 index. Connect with American on Twitter @AmericanAir and at Facebook.com/AmericanAirlines.

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